FOR IMMEDIATE RELEASE

THE STANLEY WORKS ELECTS CARLOS M. CARDOSO TO BOARD OF DIRECTORS

New Britain, Connecticut, October 22, 2007 ... The Board of Directors of The Stanley Works (NYSE: SWK) announced the election of a new member, Carlos M. Cardoso, age 49, President and Chief Executive Officer of Kennametal, Inc. (NYSE:KMT). Mr. Cardoso joined Kennametal in 2003 and served as Vice President and Chief Operating officer prior to being promoted into his current position in 2005.

Prior to his tenure with Kennametal, Mr. Cardoso was President of the $1.3 billion Pump Division of Flowserve Corporation and previously held operating and general management positions of increasing responsibility during six years with Honeywell/Allied Signal.

John F. Lundgren, Chairman and Chief Executive Officer of The Stanley Works, stated: “Carlos Cardoso brings an impressive record of business success, a wide range of experiences in marketing, sales, service and operations and a global business perspective to our Board. He is a citizen of the world, having lived and worked on three continents, and he will be a valuable advisor in our pursuit of global growth. We welcome him enthusiastically and we look forward to his contributions.”

Mr. Cardoso graduated from Fairfield University with a Bachelor‘s degree in business administration and from the Hartford Graduate Center with a Master’s degree in management.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools and security solutions for professional, industrial and consumer use.

Contact: Gerry Gould

VP, Investor Relations

(860) 827-3833

ggould@stanleyworks.com

The Stanley Works corporate press releases are available in the Investor Relations section of the company’s Internet web site at www.stanleyworks.com.